Calculation of Filing Fee Tables
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NOVAGOLD RESOURCES INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares	457(r)	42,673,853	$ 3.78	$ 161,307,164.34	0.0001531	$ 24,696.13
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 161,307,164.34		$ 24,696.13
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 24,696.13
Offering Note
[1]	(1) The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the "Securities Act"), has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this registration statement. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Registrant's Common Stock as reported by the NYSE American Stock Exchange on June 25, 2025, a date within five business days prior to the filing of this Registration Statement.